Exhibit 4.31
Translation
______, 2004
Shareholder Voting Proxy Agreement
by and among
The9 Computer Technology Consulting (Shanghai) Co., Ltd.
and
Shanghai Jiucheng Information Technology Co., Ltd.
[         ]
[         ]
Regarding
Shanghai Jiucheng Information Technology Co., Ltd.

Shareholder Voting Proxy Agreement
This Agreement is entered into in Shanghai as of                     , 2004 by and among the following Parties:
1.	The9 Computer Technology Consulting (Shanghai) Co., Ltd. (hereinafter “The9 Computer”)

Registered address: B-44, No. 498 Guoshoujing Road, Zhangjiang Hi-Tech Park, Shanghai

2.	Shanghai Jiucheng Information Technology Co., Ltd. (hereinafter “Shanghai IT”)

Registered address: No. 8885 Hutai Road, Shanghai

3.	[ ] Identity card number: Domicile address:

4.	[ ] Identity card number: Domicile address:
([          ] and [          ] are hereinafter referred to individually and collectively as the “Shareholder(s)”).
WHEREAS:
1.	The Shareholders are all existing shareholders of Shanghai IT, who own all of the equity interest of Shanghai IT;
2.	Each of the Shareholders intends to entrust The9 Computer to exercise his voting rights in Shanghai IT, and The9 Computer intends to accept the entrustment.
Therefore, the Parties have reached the following agreement upon friendly consultations:
Article 1 Entrustment of Voting Right
1.1
The Shareholders hereby irrevocably entrust The9 Computer with full power to exercise, on behalf of each of the Shareholders, the following rights to which the Shareholders are entitled in their capacity of Shanghai IT’s shareholders under the articles of association of Shanghai IT then in effect (collectively the “Entrusted Rights”):

(1)	to attend Shareholders’ meetings of Shanghai IT as the proxy of each of the Shareholders;

(2)	to exercise, on behalf of each of the Shareholders, his voting rights on all matters requiring discussion or resolutions of the shareholders’ meeting of Shanghai IT;
(3)	to propose to convene interim shareholders’ meetings of Shanghai IT;
(4)
to exercise other voting rights of the Shareholders as specified in the articles of association of Shanghai IT (including any other shareholders’ voting rights as specified in the amended articles of association).

1.2	The Shareholders shall acknowledge and assume liabilities for any legal consequences resulting from the exercise by The9 Computer of the Entrusted Rights described above.
1.3
The Shareholders hereby confirm that The9 Computer shall not be required to seek opinions from the Shareholders prior to its exercise of the above Entrusted Rights. However, The9 Computer shall notify the Shareholders in a timely manner of any resolution or proposal for convening an interim shareholders’ meeting after such resolution or proposal is made.

Article 2 Right to Information
2.1
For the purpose of exercising the Entrusted Rights hereunder, The9 Computer shall be entitled to know all information of Shanghai IT relating to its operation, business, customers, finance and employees, and shall have access to the relevant documents and materials of Shanghai IT. Shanghai IT shall fully cooperate with The9 Computer in this regard.

Article 3 Exercise of Entrusted Rights
3.1
Where necessary, The9 Computer may sub-entrust its specific internal personnel (one or more) to exercise any or all of the Entrusted Rights within the scope stipulated in Article 1 hereof. The Shareholders shall acknowledge such sub-entrustment and agree to assume any legal liabilities in relation thereto.

3.2
The Shareholders will provide sufficient assistances to The9 Computer with regard to its exercise of the Entrusted Rights, including the execution of resolutions of shareholders’ meetings made by The9 Computer with respect to Shanghai IT or other relevant legal documents in a timely manner when necessary (e.g., where the same is required in order to submit documents for the purposes of government approvals, registrations or filings).

3.3
If, at any time within the term of this Agreement, the grant or exercise of the Entrusted Rights hereunder cannot be realized due to any reason (except for the default of any Shareholder or Shanghai IT), the parties shall immediately seek the alternative proposal that is most similar to the one that cannot be realized and, if necessary, enter into a supplementary agreement to amend or adjust the provisions herein, in order to ensure that the purpose of this Agreement can continue to realize.

Article 4 Exemption and Compensation
4.1
The parties acknowledge that The9 Computer shall not be required to be liable to or compensate (economic or otherwise) the other parties or any third party in connection with any exercise of the Entrusted Rights hereunder.

4.2
The Shareholders and Shanghai IT agree to indemnify and hold The9 Computer harmless against all losses suffered or likely to be suffered by it due to any exercise of the Entrusted Rights, including without limitation, any loss resulting from any litigation, demand, arbitration or claim by any third party against it or from administrative investigation or penalty by government authorities, provided, however, that no indemnification is available for any losses caused by a willful default or gross negligence of The9 Computer.

Article 5 Representations and Warranties
5.1	Each of the Shareholders hereby jointly and severally represents and warrants as follows:
5.1.1	He is a PRC citizen with full capacity, has full and independent legal status and legal capacity to execute, deliver and perform this Agreement, and may act independently as a party to lawsuit.
5.1.2
He has full power to execute and deliver this Agreement and all the other documents to be signed by him in relation to the transaction referred to herein, and has the full power to complete the transaction referred to herein. This Agreement shall be executed and delivered by him legally and properly. This Agreement constitutes the legal and binding obligations on him and is enforceable against him in accordance with its terms and conditions

5.1.3
He is the legitimate shareholder of Shanghai IT whose name appears on its register of members as of the effective date of this Agreement, and except for the rights created by this Agreement, there is no third party right on the Entrusted Rights. In accordance with this Agreement, The9 Computer may exercise the Entrusted Rights fully and completely pursuant to the articles of association of Shanghai IT then in effect.

5.2	Each of The9 Computer and Shanghai IT hereby severally represents and warrants as follows:
5.2.1
It is a company with limited liability duly incorporated and legally existing under the laws of the place of its incorporation with an independent legal person status. It has full and independent legal status and legal capacity to execute, deliver and perform this Agreement and may act independently as a party to lawsuit.

5.2.2
It has the full corporate power and authority to execute and deliver this Agreement and all the other documents to be signed by it in relation to the transaction referred to herein, and it has the full power and authority to complete the transaction referred to herein.

5.3	Shanghai IT further represents and warrants as follows:
5.3.1
The Shareholders are all legitimate shareholders of Shanghai IT whose names appear on its register of members as of the effective date of this Agreement. In accordance with this Agreement, The9 Computer may exercise the Entrusted Rights fully and completely pursuant to the articles of association of Shanghai IT then in effect.

Article 6 Term of Agreement
6.1
This Agreement shall become effective once it is duly signed by the parties. Unless it is early terminated by the parties in writing, this Agreement shall continue to be effective with no restrictions so long as any of the Shareholders continues to be the shareholder of Shanghai IT.

6.2
If any of the Shareholders transfers all of his equity interest in Shanghai IT with the prior consent of The9 Computer, such Shareholder will no longer be a party hereto and the obligations and undertakings of any other parties hereunder will not be adversely affected.

Article 7 Notice
7.1	Any notice, request, demand and other correspondences required by this Agreement or made in accordance with this Agreement shall be delivered in writing to the relevant party.
7.2
Any such notice or other correspondences shall be deemed to have been delivered, if sent by facsimile or telex, when it is sent, and if delivered in person, when it is delivered, and if sent by post, five (5) days after it was posted.

Article 8 Liabilities for Breach of Contract
8.1
The parties agree and confirm that, if any Party (hereinafter the “Defaulting Party”) substantially violates any of the provisions herein or substantially fails to perform any of the obligations hereunder, such violation or failure shall constitute a default under this Agreement (hereinafter a “Default”), and any of the other non-defaulting parties (hereinafter the “Non-defaulting Party”) shall have the right to require the Defaulting Party to rectify such Default or take remedial measures within a reasonable period. If the Defaulting Party fails to rectify such Default or take remedial measures within such a reasonable period or within ten (10) days after the Non-defaulting Party notifies the Defaulting Party in writing and require it to rectify the Default, then: (1) if any Shareholder or Shanghai IT is the Defaulting Party, The9 Computer shall be entitled to terminate this Agreement and require the Defaulting Party to make compensation for damages; (2) if The9 Computer is the Defaulting Party, the Non-defaulting Party shall be entitled to require the Defaulting Party to make compensation for damages, but the Non-defaulting Party shall have no right to terminate or discharge this Agreement or the entrustment hereunder in any circumstances.

8.2	The rights and remedies set out herein shall be cumulative, and shall not preclude any other rights or remedies provided by law.
8.3	Notwithstanding any other provisions herein, the effect of this Article shall not be affected by the suspension or termination of this Agreement.
Article 9 Miscellaneous
9.1	This Agreement is executed in Chinese in [four (4)] originals, with one (1) original to be retained by each party hereto.
9.2	The formation, effectiveness, performance, amendment, interpretation and termination of this Agreement shall be governed by the laws of the PRC.
9.3
Any disputes arising out of and in connection with this Agreement shall be resolved through consultations among the parties. If the parties cannot reach an agreement regarding such disputes within thirty (30) days of their occurrence, such disputes shall be submitted to China International Economic and Trade Arbitration Commission, Shanghai Branch, for arbitration in Shanghai in accordance with the arbitration rules of such Commission, and the arbitration award shall be final and binding on the parties.

9.4
None of the rights, powers and remedies granted to any party by any provisions herein shall preclude any other rights, powers and remedies available to such party at law and under the other provisions of this Agreement, nor shall the exercise by a Party of its rights, powers and remedies preclude any exercise by such party of its other rights, powers and remedies.

9.5
No failure or delay by a party in exercising any of its rights, powers and remedies hereunder or in accordance with laws (hereinafter the “Party’s Rights”) shall result in a waiver thereof, nor shall the waiver of any single or partial exercise of the Party’s Rights preclude such party from exercising such rights in any other way and exercising the other Party’s Rights.

9.6	The headings of the provisions herein are for reference only, and in no circumstances shall such headings be used for or affect the interpretation of the provisions hereof.
9.7
Each provision contained herein shall be severable and independent from each of other provisions, and if at any time any one or more provisions herein become(s) invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions herein shall not be affected as a result thereof.

9.8	Any amendments or supplements to this Agreement shall be made in writing, and shall become effective only when duly signed by the parties to this Agreement.
9.9	Without the prior written consent of the other parties, no party shall transfer any of his/its rights and/or obligations hereunder to any third parties.
9.10	This Agreement shall be binding on the legal successors of the parties.

IN WITNESS HEREOF, the Parties have caused this Shareholder Voting Proxy Agreement to be executed as of the date and in the place first above written.
The9 Computer Technology Consulting (Shanghai) Co., Ltd.
(Company chop)
Shanghai Jiucheng Information Technology Co., Ltd.
(Company chop)
[          ]
Signature:
[          ]
Signature: